                                 Exhibit 10.2
   ==========================================================================

                  Software License, Development, Support, And
                    Information Service Provider Agreement

                                    Between

                                  Qiva, Inc.

                                      and

                           Pacer International, Inc.




   ==========================================================================

                                     xxxii

                               Table of Contents

RECITALS                                                                                  XXXVII
BASE AGREEMENT                                                                            XXXVII
1.     DEFINITIONS                                                                        XXXVIII
2.     SERVICES                                                                           XLII
  2.1.   Development Services For Enhanced Iqship                                         XLII
  2.2.   Additional Development Services                                                  XLII
  2.3.   Application Service Provider                                                     XLII
  2.4.   Support And Maintenance Services; Modifications                                  XLII
  2.5.   Implementation And Integration Services                                          XLII
  2.5.   Integrate, And Demonstrate The Operation Of The Deliverables To The Client       XLII
     2.5.1     Data Migration From Current Operational Systems                            xlii
     2.5.2     Program Documentation                                                      xlii
  2.6.   Training Services                                                                XLII
  2.7.   Personnel And Facilities                                                         xLIII
  2.8.   Licenses And Permits                                                             XLIII
     2.8.1     Cooperation                                                                xliii
     2.8.2     Transferability                                                            xliii
  2.9.   Access To Client Systems And Client Data                                         XLIII
  2.10.    Service Locations; Domains                                                     XLIII
     2.10.1    Client Choice Of Domain Name                                               xliii
     2.10.2    Other Service Locations                                                    xliii
     2.10.3    Change Of Environment                                                      9
  2.11.    Data Migration From Programs                                                   XLIV
  2.12.    Subcontracting                                                                 XLIV
3.     GRANT OF RIGHTS TO CLIENT                                                          XLIV
  3.1.   Definition Of "Permitted Purposes"                                               XLIV
  3.2.   Grant Of License In Standard Programs                                            XLIV
  3.3.   Grant Of Exclusive License In Enhanced Iqship                                    XLIV
  3.4.   Grant Of Rights In Program Output                                                XLV
  3.5.   Grant Of License In Program Documentation                                        XLV
  3.6.   Grant Of Rights To Authorized Users.                                             XLV
     3.6.1     Definition Of "Authorized Users"                                           XLV
     3.6.2     Rights Of Authorized Users                                                 xlv
  3.7.   No Development Rights; Exceptions                                                XLV
  3.8.   License Restrictions                                                             XLV
  3.9.   Client Duty Concerning Unauthorized Use                                          XLV
4.     GRANT OF RIGHTS TO OPERATOR                                                        XLV
  4.1.   Grant Of Rights In Client Data                                                   XLV
  4.2.   Grant Of Rights In Client Contributions                                          XLVI
5.     CONTRACT ADMINISTRATION AND PROJECT TEAM                                           XLVI
  5.1.   Joint Planning Committee.                                                        XLVI
     5.1.1     Formation                                                                  xlvi
     5.1.2     Meetings                                                                   12
     5.1.3     Functions Of JPC                                                           12
     5.1.4     Operation; Decision-Making                                                 12
     5.1.5     Dispute Resolution                                                         12
  5.2.   Project Coordinators                                                             XLVI
  5.3.   Project Staff                                                                    XLVI
  5.3.   List Of All Employees Dedicated Full-Time To The Project Staff                   XLVI

                                    xxxiii

        5.3.1  Restricted Positions                                     xlvii
        5.3.2  Reassignment Limitations: Expertise                      xlvii
        5.3.3  Reassignment Limitations: Non-Competition                xlvii
     5.4. Conduct Of Operator Personnel                                 XLVII
        5.4.1  Improper Conduct                                         xlvii
        5.4.2  Repeat Violations                                        xlvii
     5.5. Performance Review                                            XLVIII
6.        DEVELOPMENT                                                   14
     6.1. Development And Enhancements                                  14
     6.2. Initiation Of Development Project                             XLVIII
     6.3. Operator Quotes; Payment Option                               XLVIII
     6.4. Development Project Phases                                    XLVIII
     6.5. Testing And Acceptance                                        XLVIII
     6.6. Project Completion; Delays                                    XLVIII
     6.7. Change Orders                                                 XLIX
     6.8. Right To Terminate Project                                    15
     6.9. Development Warranties                                        XLIX
7.        INTELLECTUAL PROPERTY RIGHTS RESULTING FROM DEVELOPMENT       XLIX
     7.1. Client Sole Ownership                                         L
     7.2. Operator Sole Ownership                                       L
     7.3. Joint Ownership                                               L
        7.3.1  Use Within Project                                       L
        7.3.2  Use Outside Of Project                                   L
8.        PATENT PROSECUTION FOR JOINTLY OWNED IP RIGHTS.               L
     8.1. Initial Filing; Subsequent Filings                            L
     8.2. Disagreements Over Filing                                     L
     8.3. Issuing And Maintenance Costs                                 L
     8.4. Annual Consultations                                          L
     8.5. Withdrawal Of Interest                                        17
     8.6. Effect On License Of Withdrawal Of Interest                   17
9.        PROPRIETARY RIGHTS AND CONFIDENTIALITY                        LI
     9.1. Ownership Of The Operator's Intellectual Property             li
     9.2. Specific Protection                                           li
     9.3. Ownership Of The Client's Intellectual Property               li
     9.4. Non-Disclosure Of Operator Confidential Information           18
     9.5. Non-Disclosure Of Client Confidential Information             lii
     9.6. Exceptions                                                    lii
     9.6. Information                                                   lii
     9.7. Return Of Confidential Information                            lii
10.       CLIENT'S OBLIGATIONS                                          19
     10.1.   Delivery Of Information                                    19
     10.2.   Cooperation                                                lii
11.       FEES AND PAYMENT                                              LII
12.       WARRANTIES AND REPRESENTATIONS                                LIII
     12.1.   Operator Warranties                                        liii
     12.2.   Client Warranties                                          liv
13.       INDEMNITY                                                     22
     13.1.   Operator's Indemnification Obligations                     22
     13.2.   Operator Exceptions                                        liv
     13.3.   Reducing Exposure                                          lv
     13.4.   Client Indemnification Obligations                         lv
     13.5.   Operator Expense Reimbursement                             lv

                                     xxxiv

14.       TERM                                                                     24
  14.1.     Initial Term                                                           24
  14.2.     Renewal Terms                                                          24
15.       OPERATOR FAILURES; PERFORMANCE CREDITS; ESCROW; SECURITY INTEREST.
          LV
16.       TERMINATION                                                              25
  16.1.     Termination For Cause                                                  25
  16.2.     Operator Termination For Cause                                         25
  16.3.     Client Termination For Cause                                           25
  16.4.     Bankruptcy                                                             lvi
17.       EFFECT OF TERMINATION OR EXPIRATION                                      LVII
  17.1.       Transition Assistance On Termination Or Expiration                   lvii
    17.1.1       Transition Assistance                                             lvii
    17.1.2       The Client's Right To Hire The Operator Employees                 lvii
  17.2.        Right Of Immediate Payment                                          lvii
  17.3.        Survival                                                            lvii
  17.4.        No Waiver                                                           lvii
  17.5.        Re-Allocation Of Services; Transfer Of Hosting                      27
18.       LIABILITY                                                                LVIII
  18.1.        No Implied Warranties                                               lviii
  18.2.        Limitation Of Liability                                             lviii
  18.3.        Exceptions                                                          lviii
19.       INSURANCE                                                                LIX
  19.1.        Insurance Maintained By The Operator                                lix
  19.2.        Insurance Documentation                                             lix
20.       DISPUTE RESOLUTION                                                       LIX
  20.1.        Submission Of Dispute To Jpc; Escalation To Upper Management        29
  20.2.        Arbitration                                                         lx
  20.3.        Jurisdiction In Intellectual Property Disputes                      lx
  20.4.        Governing Law                                                       lx
21.       GENERAL PROVISIONS                                                       30
  21.1.        Assignment                                                          30
  21.2.        Entire Agreement; Amendment                                         lxi
  21.3.        Force Majeure                                                       lxi
  21.4.        Severability                                                        lxi
  21.5.        Headings                                                            lxi
  21.6.        No Partnership Or Agency                                            lxi
  21.7.        Counterparts                                                        31
ATTACHMENT A: LIST OF DELIVERABLES                                                 LXIII
A.1.      ENHANCED IQSHIP                                                          LXIII
ATTACHMENT B: REQUIRED SERVICE LEVELS                                              LXV
B.1.      INTRODUCTION AND SCOPE; SERVICE LEVELS                                   LXV
B.2.      AREAS OF RESPONSIBILITY                                                  LXV
   B.2.1.      Scope Of Service Level Agreement                                    lxv
   B.2.2.      Application Support Desk                                            lxv
B.3.      DEFINITION OF TERMS                                                      LXV
   B.3.1.      ASPp Center                                                         lxv
   B.3.2.      Support Services                                                    lxvi
   B.3.3.      Service Availability                                                lxvi
   B.3.4.      Critical Business Periods                                           lxvi
   B.3.5.      Fault Prioritization.                                               lxvi
B.4.      GUARANTEED PROCESSING AND AVAILABILITY TIMES                             LXVII


     B.4.1. Application Response Times                                                 LXVII
     B.4.2. Query Response Times                                                       LXVII
     B.4.3. Guaranteed Up- Times                                                       LXVII
     B.4.4. Downtime                                                                   LXVII
     B.4.5. Operator Application Support Desk                                          LXVIII
     B.4.6. Performance Reports                                                        LXVIII
B.5.      SUPPORT SERVICES                                                             LXVIII
     B.5.1. Fault Prioritization                                                       LXVIII
     B.5.2. Response Times                                                             LXIX
     B.5.3. Escalation Procedures                                                      LXIX
B.6.      SYSTEMS PROCEDURES/ADMINISTRATION                                            LXX
     B.6.1. Account Set-Up                                                             LXX
     B.6.2. Changes To Access Rights                                                   LXX
     B.6.3. Password Changes                                                           LXX
     B.6.4. Account Deletions                                                          LXX
     B.6.5. System Changes Initiated By The Asp Center                                 LXX
     B.6.6. Applications Version Patches                                               LXXI
     B.6.7. Operating System And Database Upgrades                                     LXXI
     B.6.8. Network Upgrades                                                           LXXI
     B.6.9. Bespoke Reports                                                            LXXI
B.7.      DATA INTEGRITY                                                               LXXI
     B.7.1. Back-Ups                                                                   LXXI
     B.7.2. Restores                                                                   LXXI
     B.7.3. Data Retention                                                             LXXII
     B.7.4. Disaster Recovery                                                          LXXII
B.8.      MODIFICATIONS AND ENHANCEMENTS                                               LXXII
B.9.      SECURITY                                                                     LXXIII
     B.9.1. Physical Site Security                                                     LXXIII
     B.9.2. Security For Online Systems.                                               LXXIII
     B.9.3. Data Security.                                                             LXXIII
     B.9.4. Security Relating To Shared Environments.                                  LXXIII
     B.9.5. Notice Of Security Breach.                                                 LXXIII
B.10.     DATA AND PRIVACY PROTECTION LEGISLATION                                      LXXIII
B.11.     SERVICE LEVEL REVIEWS; BEST PRACTICES                                        LXXIV
B.12.  NON-PERFORMANCE                                                                 LXXIV
ATTACHMENT C: PROFESSIONAL SERVICES (PS)                                               LXXV
ATTACHMENT D: PAYMENT AND FEES                                              ERROR! BOOKMARK NOT DEFINED.
ATTACHMENT E: SOURCE CODE ESCROW AGREEMENT                                  ERROR! BOOKMARK NOT DEFINED.
ATTACHMENT F: LIST OF PROJECT COORDINATORS AND PROJECT MANAGERS             ERROR! BOOKMARK NOT DEFINED.
ATTACHMENT G: LIST OF THIRD PARTY CONTRACTS                                 ERROR! BOOKMARK NOT DEFINED.
ATTACHMENT H: SCHEDULE 55
ATTACHMENT I: INTERIM SPECIFICATION FOR ENHANCED IQSHIP ENTITLED "SUMMARY"  ERROR! BOOKMARK NOT DEFINED.


     This SOFTWARE LICENSE, DEVELOPMENT, SUPPORT, AND INFORMATION SERVICE PROVIDER AGREEMENT is made on the __ day of March, 2001 (the "Effective Date") is

BETWEEN
-------

                                     xxxvi

     Qiva, Inc., 55 Hawthorne Street, Suite 710, San Francisco, CA 94105 (the "Operator")

and

     Pacer International, Inc., 1 Concord Centre, 2300 Clayton Road, Suite 1200, Concord, CA 94520 (the "Client"); each sometimes referred to as a "Party" or collectively as the "Parties" to this Agreement.

                                    Recitals

WHEREAS
-------

A. The Operator is in the business of designing, hosting, operating, supporting and maintaining on behalf of its clients electronic database and information management software applications and web pages.

B. The Operator provides these software applications under an "Application Service Provider" model, whereby the applications and its clients' data are resident on servers which are controlled by the Operator, and which the Operator's clients access through virtual private networks and the World Wide Web.

C. The Client wishes to license and use certain of the Operator's existing software applications, and wishes to engage the Operator to customize certain of its applications for the Client's specific uses, all as specified in Attachment A (List of Deliverables). The Client also wishes to
                  ------------
     engage the Operator to provide ongoing support and maintenance for these software applications.

D. The Client intends to use the software applications and to rely upon the Operator's services to run, on a day-to-day basis, certain of the Client's key business processes; to store, retrieve, and manipulate data; and to provide its customers and other interested parties with access to relevant data and software functionality.

E. The Client is willing to license the software applications under an Application Service Provider model, provided the Operator maintains certain service levels, as provided in Attachment B (Required Service Levels).
                                    ------------

F. The Operator is willing to provide such software applications and to perform such services for the Client on the terms and conditions set forth herein.

                                 Base Agreement

     In consideration of the foregoing premises, the parties agree as follows:

IT IS AGREED:
-------------

                                    xxxvii

                                  DEFINITIONS

In this Agreement the following initially capitalized terms shall have the following meanings:

          "Account" shall have the meaning provided in Section B.6.1.

          "Access Rights" shall have the meaning provided in Section B.6.2.

          "Agreement" shall mean this Software License, Development, Support, And Information Service Provider Agreement.

          "ASP Center" shall have the meaning provided in Section B.3.1.

          "Associated Company" means any entity which owns or controls, or is directly owned or controlled by, or in common ownership or control with a Party. For purposes of this definition, the term "control" shall mean ownership of more than 50% of the entity's shares or stock or having the equivalent power to vote at a general meeting or the equivalent.

          "Authorized Users" shall have the meaning provided in Section 0.

          "Client Contributions" shall have the meaning provided in Section 0.

          "Client Data" shall mean any data or information input or stored in the Programs for purposes of the Client's business, whether by the Client, by the Client's agents, or by Authorized Users.

          "Client Regulatory Requirements" shall mean the laws, rules and regulations on an international, federal, state and local level to which the Client is required to submit or to which it voluntarily submits.

          "Client Service Location" shall mean any location owned, leased, or controlled by the Client and from or at which the Operator provides services in connection with this Agreement or any applicable Project Plan.

          "Communications and Network Facilities" shall mean Network and communications software and equipment located at the ASP Center necessary or advisable for the functioning of the Programs as provided in this Agreement. The "Communications and Network Facilities" shall specifically exclude any communications network equipment or related software necessary or advisable for communication and data transfer between the Client and the ASP Center, via the Internet or Client's wide area network.

          "Confidential Information" means (a) any information of a Party which is of a proprietary or confidential nature that relates to, but is not limited to, its administrative, financial, technical or operational arrangements or such arrangements of its Associated Companies, (b) any information of a Party which

                                    xxxviii
          reasonably should be understood to be confidential, and (c) any other information of a Party which is otherwise expressly stated or otherwise designed by it to be confidential. Confidential Information shall also include the substantive terms (but not the existence) of this Agreement. The term shall not include information excluded from the definition of "Confidential Information" in accordance with
          Section 0.

          "Deliverables" means and includes any and all electronic data base and information management software applications set forth in Attachment A, or in a Project Plan, including any and all web page files, software, and/or other executable code, developed or otherwise provided for the Client by the Operator under this Agreement, and shall include the Programs, and the Program Documentation.

          "Delivery Dates" means the date on which the Operator shall provide the Client with access in fact to a Deliverable or to a Project Milestone Deliverable. Such access may be accomplished either (a) through delivery of physical media containing the Deliverable, or (b) through the World Wide Web or via a virtual private network/frame relay, as specified in the relevant Project Plan or as otherwise mutually agreed by the Parties.

          "Development Project" shall have the meaning provided in Section 6.1.

          "Escrow Release" shall have the meaning provided in Section 0.

          "Effective Date" means the date first written above.

          "Enhanced IQship" means the IQship program which has been customized, enhanced and otherwise modified by the Operator on the Client's behalf and in accordance with Attachment A.

          "Errors" means any error, defect, bug or other problem in any of the Deliverables, which causes such Deliverable to (a) fail to function in the manner intended, (b) fail to function in accordance with applicable warranties, (c) fail to function with the Specifications or a Project Plan, or (d) fail to function in accordance with some combination, or all of the above.

          "Intellectual Property Rights" means and includes all patents, utility models, design patents, copyrights, design rights, database rights, trade secrets, trademarks, and any and all other proprietary rights, and any and all registrations thereof and applications therefor, throughout the world. The term "Intellectual Property Rights" shall mean such rights as they exist as of the Effective Date, and all such rights as subsequently acquired during the Term.

                                     xxxix

          "Internet" shall mean the global network of interconnected computer networks (or any part thereof), using TCP/IP or such other network interconnection or communications protocols as may be adopted from time to time, which is used to deliver data to a computer or other digital electronic device, whether such data is delivered through on-line browsers, off-line browsers, or through electronic mail, broadband distribution, satellite, wireless or otherwise.

          "IQuator" means all database applications and associated web page files designed, developed, hosted, operated, maintained and/or supported by the Operator as part of the Operator's IQuator program.

          "IQship" means all database applications designed, developed, hosted, operated, maintained and/or supported by the Operator as part of Operator's IQship program.

          "Jointly Owned IP Rights" shall have the meaning provided in Section
          0.

          "JPC" shall mean the Joint Planning Committee, as further defined in
          Section 0.

          "Modification" means any revision, new version, enhancement, or other change to any of the Programs, as further defined in Section B.8.

          "Network" shall mean a group of computers or other digital electronic devices connected by communications facilities, either through long-term connections, such as cables, or through more temporary connections, such as by telephone, by satellite, or other communications links. The term "Network" encompasses, but is not limited to, Local Area Networks ("LANs") and Wide Area Networks ("WANs"), and includes user-to-user as well as distributed communications.

          "Operator Service Location" shall mean any location owned, leased, or controlled by the Operator and from or at which the Operator provides services in connection with this Agreement or any applicable Project Plan.

          "Performance Credit" shall have the meaning provided in Section 0.

          "Person" or "person" shall mean a natural person or an entity.

          "Programs" means the Standard Programs and Enhanced IQship. The term "Programs" shall also include Communications and Network Facilities, it being understood that such Facilities, shall not be physically "delivered" to the Client.

          "Program Documentation" means instruction manuals and user guides that allow users to operate and utilize the functionality of the Programs without undue effort as well as any documents described in or referenced in Section 9.1.

                                      xl

          "Program Output" shall mean the output that results from application of the Programs to Client Data.

          "Project" shall mean, in the case of Enhanced IQship, the design, development, implementation, installation, testing, integration and demonstration of operation of Enhanced IQship and the Deliverables associated therewith, or any separable components thereof, and in the case of each Standard Program, the installation, testing, integration and demonstration of operation of such Standard Program and the Deliverables associated therewith, or any separable components thereof.

          "Project Plan" shall have the meaning provided in Section 5.1.3.

          "Project Staff"  shall have the meaning provided in Section 0.

          "Project Milestone Deliverable" shall mean work product, as defined in a Project Plan, representing completion of a task or group of tasks within a Project.

          "Quote" shall have the meaning provided in Section 0.

          "Service Level Failure" shall have the meaning provided in Section 0.

          "Service Levels" shall have the meaning provided in Section B.1.

          "Services" means the design, development, hosting, operating, supporting, maintaining and/or error correction services to be performed by the Operator hereunder, including development of the Deliverables and the installation, operation and maintenance of the Programs, as well as the processing of data, on the Operator's information processing system, as more fully described in Section 0.

          "Software Escrow Agreement" means a tri-party Escrow agreement between Fort Knox Escrow Services Inc., the Client, and the Operator, in the form attached as Attachment E.

          "Specifications" shall mean the specifications for Enhanced IQship and the Standard Programs, as set forth in Attachment A.

          "Standard Programs" means the database applications, machine-readable object code and associated web page files delivered by the Operator to the Client as part of the Deliverables. The term "Standard Programs" shall include IQuator and IQship, but shall not include Enhanced IQship. All Modifications to the Standard Programs shall be included within the meaning of the term "Standard Programs."

                                      xli

          "Support Services" means the telephone and web-based application and service help desk support and testing support provided by the Operator, as further defined in Section 0.

          "Website" shall mean a series of interconnected Web Pages residing in a single directory on a single server.

          "Web Page" means a document or file that is intended to be accessible by Internet users.

                                   SERVICES

The Client hereby engages the Operator and the Operator hereby agrees to provide the following Services and to produce the Deliverables.

Development Services for Enhanced IQship. The Operator shall develop Enhanced IQship in accordance with the Specifications and associated Project Plan, all as provided in the attached List of Deliverables (Attachment A). The development of Enhanced IQSship shall proceed as provided in Section 6.

Additional Development Services. The Operator may undertake and complete additional development projects pursuant to Section 6, as requested by the Client and mutually agreed to by the parties during the Term.

Application Service Provider. The Operator, as an Application Service Provider, will provide the Client with hosting, processing, and other services, as well as use of requisite hardware and operating systems, as may be further specified in Attachment B. Client hereby agrees and acknowledges that Client shall be solely responsible for all communications and network equipment and related software necessary or advisable for the communication and data transfer between Client and the Operator or the ASP Center. The Operator shall provide the services under this Section 0 in accordance with the Required Service Levels set forth in Attachment B.

Support and Maintenance Services; Modifications. The Operator shall support and maintain (as provided in Attachment B) the Programs and Deliverables. The Operator shall use commercially reasonable efforts to ensure that the Programs meet or exceed industry standards and, pursuant to Section B.8 shall provide the Client with suitable Modifications for such purposes.

Implementation and Integration Services. The Operator shall install, test, integrate, and demonstrate the operation of the Deliverables and all Modifications to the Client.

Data Migration from Current Operational Systems. As part of the Implementation and Integration Services, the Operator shall migrate data specified by the Client from the Client's current operational systems to the Programs.

Program Documentation. In connection with Services under this Section 0, the Operator shall provide the Client with a limited number of copies of Program Documentation and shall update such Program Documentation for the Standard Programs and for Enhanced IQship.

Training Services. The Operator shall provide the Client with such training as the Client may request and as the JPC shall approve; provided, however, that the Application Support Fees shall include on an annual basis a minimum of fifty
(50) hours of training for employees selected by the Client. The Client may designate up to ten employees to receive such training, and training xlii
sessions shall, at the Client's discretion, take place (a) at a location or locations designated by the Client (with the Client to pay the reasonable travel, lodging, and meal expenses of the Operator's trainers, upon submission of supporting documentation), or (b) at the Operator's facilities, with the Client bearing responsibility for the expenses of its trainees. Unused training hours shall "carry over" from year to year. Training requested by the Client in addition to the training set out in this Section 0 shall be charged on an hourly basis, at the rates set out in Attachment D.

Personnel and Facilities. Except as otherwise agreed between the Parties or as set forth in this Agreement, the Operator shall be solely responsible for providing all facilities, equipment, personnel, supplies and other resources required by the Operator for the performance of the Services and any and all of its other obligations under this Agreement. The Operator is and shall remain an independent contractor and, as such, shall be solely responsible for determining the manner, means and methods by which the Operator performs the Services and its other obligations hereunder.

Licenses and Permits. The Operator shall obtain and maintain all necessary licenses (including, but not limited to, software licenses), consents, approvals, and permits and any authorizations required by legislative enactments and regulations applicable to it that are legally required for the Operator to provide the Programs. Attachment G lists the third-party software licenses and other contracts necessary to operate the Programs. The Operator shall update Attachment G, and shall provide the Client (in a timely manner) updated versions of this Attachment.

Cooperation. Subject to the foregoing, and upon request, each party shall cooperate with and provide reasonable assistance to the other party in obtaining any such licenses, consents, approvals, permits and authorizations.

Transferability. The Operator shall use commercially reasonable efforts to ensure that any third party contracts or licenses shall be transferable to the Client, in the event of an Escrow Release.Access to Client Systems and Client Data. The Client shall provide the Operator with reasonable access to the Client's existing system, and reasonable access and samples of Client Data, to facilitate the Operator's provision of Services under this Section 0. Operator shall not be responsible for any delay in Services resulting from Client's failure to provide such access or samples.

Service Locations; Domains. Unless otherwise agreed by the Client, the Operator shall provide the Services from the Operator's Service Location physically located at the ASP Center, and with a URL to be provided by the Client.

Client Choice of Domain Name. The Client shall have discretion to designate or change the domain name for any Website from which the Operator provides ASP services for the Client hereunder; provided (a) that the Client possesses rights to such domain name(s), and (b) that the Client reimburses the Operator its reasonable expenses incurred in changing the domain name.

Other Service Locations. The Operator may provide the Services from other service locations, upon prior approval by the Client and provided that the Operator demonstrates to the Client's reasonable satisfaction that the provision of the Service from such other location will not result in additional cost or decreased Service Levels to the Client and that there are no increased material risks to the Client regarding the security of Client Data or the disclosure of the Client's Confidential Information.

                                     xliii

Change of Environment. In the event that the Operator desires to migrate Services or technology subject to this Agreement from one shared environment to another shared environment, the Operator will, prior to migrating such services or technology, (1) advise the Client of such desire; (2) consult with the Client on a proposal and transition plan; (3) demonstrate to the Client's reasonable satisfaction that the use of such shared environment will not result in any additional cost or decreased Service Levels to the Client and that there are no increased material risks to the Client regarding security of Client Data or the disclosure of the Client's Confidential Information; (4) when commercially reasonable, operate in parallel to demonstrate that there are no such increased risks to security, confidentiality, Service Levels or user interfaces; (5) work with the Client to mitigate any identified risks to the Client's business; (6) review with the Client the effect of such migration on the Client's Regulatory Requirements and contractual obligations and (7) obtain the Client's consent to the transition plan to the shared environment, as presented.

Data Migration from Programs. The Operator agrees that Client Data shall be stored by the Programs in industry-standard formats, and shall be readily portable to industry-standard, off-the-shelf database applications.

Subcontracting. Prior to subcontracting any portion of the Services, the Operator shall notify the Client of the proposed subcontract. The Client shall have the right to approve such subcontractor, which approval shall not be unreasonably withheld or delayed. No subcontracting shall release the Operator from its responsibility for its obligations under this Agreement or under any Project Plan. The Operator shall be responsible for the work and activities of each of its subcontractors, including compliance with the applicable terms and provisions of this Agreement. The Operator shall be responsible for all payments of fees and expenses, as appropriate, to its subcontractors.

GRANT OF RIGHTS TO CLIENT

Definition of "Permitted Purposes". As used in this Agreement, the term "Permitted Purposes" shall mean use of the Programs for purposes of storing, processing, retrieving, reporting or transmitting Client Data for Client and its Authorized Users' own internal business use, or for purposes of utilizing any other functionality offered by the Programs for Client and its Authorized Users' own internal business use, provided that any such use shall be limited solely to Client Data.

Grant of License in Standard Programs. The Operator hereby grants to the Client a nontransferable, non-exclusive, perpetual, worldwide license under the Operator's Intellectual Property Rights to use, access, and display the Standard Programs solely for Permitted Purposes. Notwithstanding the restriction on transfers in this Section 3.2, the Client shall be entitled to transfer the license granted by this Section 3.2 to (a) an entity to whom the Client may assign its rights under this Agreement pursuant to Section 21.1; or (b) an entity with whom the Client has entered an agreement for the purpose of using such license for intermodal, trucking or logistics operations.

Grant of Exclusive License in Enhanced IQship. The Operator hereby grants to the Client an exclusive, perpetual, worldwide, license under the Operator's Intellectual Property Rights to use, access, and display the Enhanced IQship solely for Permitted Purposes. It is agreed and understood that the Client's exclusive rights to Enhanced IQship under this Section 0 shall not xliv
extend to IQship, which is the Standard Program upon which Enhanced IQship will be based, as further provided in the Specifications.

Grant of Rights In Program Output. The Operator hereby grants the Client a perpetual, exclusive (except as to the Operator for purposes of fulfilling its obligations under this Agreement), royalty-free, worldwide license to reproduce, adapt, use, transmit, display, and publicly distribute Program Output solely for the Permitted Purposes.

Grant of License in Program Documentation. The Operator hereby (a) grants the Client a non-exclusive, royalty-free, perpetual, worldwide license to use, reproduce, adapt, display, transmit, and distribute internally and to Authorized Users Program Documentation that concerns the Standard Programs solely for the Permitted Purposes, and (b) grants the Client an exclusive, royalty-free, perpetual, worldwide license to use, reproduce, adapt, display, transmit, and distribute internally and to Authorized Users Program Documentation concerning Enhanced IQship solely for the Permitted Purposes.

Grant of Rights to Authorized Users.

Definition of "Authorized Users". For purposes of this Agreement, the term "Authorized User" shall mean a person which meets each of the following conditions: (a) the person does or shall shortly do business with the Client;
(b) it is advisable, in the Client's reasonable determination, for the person to access, manipulate, add to, and otherwise use Client Data and Program Output;
(c) the Client has identified the person to the Operator and selected Access Rights (where applicable) for such person, and (d) the Operator has set up an Account for such person, in accordance with Section B.6.1.

Rights of Authorized Users. The Operator grants the Client the right to sublicense to Authorized Users its rights under this Section 0.

No Development Rights; Exceptions. It is agreed and understood that the Client holds no development rights with respect to the Programs, except as expressly provided in Section 0.

License Restrictions.  Client acknowledges that the licenses granted under this
Section 0 do not permit Client (and Client shall not allow any third party) to:
(i) decompile, disassemble, reverse engineer or attempt to reconstruct, identify or discover any source code, underlying ideas, underlying user interface technique or algorithms of the Deliverables by any means whatever, or disclose any of the foregoing; (ii) provide, lease, or lend the Deliverables, or use the Deliverables for timesharing, service bureau, or any purposes other that Permitted Purposes; (iii) use the Deliverables for the benefit of any third parties other than Authorized Users; or (iv) modify or create a derivative work of any part of the Deliverables.

Client Duty Concerning Unauthorized Use. The Client shall use reasonable efforts to protect the Programs from any use that is not permitted under this Agreement, and shall promptly notify the Operator of any such use of which the Client becomes aware.

GRANT OF RIGHTS TO OPERATOR

Grant of Rights in Client Data. Subject to Section 0 and during the Term, the Client grants the Operator a non-exclusive license internally to use, manipulate, and reproduce Client Data for purposes of producing Program Output and otherwise fulfilling the Operator's obligations under this Agreement. In addition, the Client similarly grants the Operator, during the Term, a non-exclusive license to display and distribute Client Data and Program Output to Authorized Users, subject to any access control restrictions provided in Section B.6.2.

                                      xlv

Grant of Rights in Client Contributions. It is understood that, during the course of development and implementation of Enhanced IQship or such other Projects as the Parties may undertake pursuant to this Agreement, the Client may provide toward such development materials which constitute Confidential Information, inventive contributions, works of authorship, or other valuable contributions which relate solely to Enhanced IQship (collectively, "Client Contributions"). The Client hereby grants the Operator a non-exclusive license to incorporate such Client Contributions (for the benefit of the Client) in Enhanced IQship and in Projects under this Agreement, subject to Section 0.

CONTRACT ADMINISTRATION AND PROJECT TEAM

Joint Planning Committee.

Formation. Within thirty (30) days after the Effective Date, the Parties shall establish a Joint Planning Committee ("Joint Planning Committee" or "JPC") consisting of an equal number of representatives, but no less than two (2), designated by each Party, to oversee and control the development and support of the Products. Each representative shall be senior officers and/or managers of the Operator or the Client, and have relevant and appropriate experience. The JPC shall be responsible for determining the number and frequency of meetings of the JPC, decision making process, dispute resolution and all such other matters necessary to implement, monitor and oversee the performance of this Agreement.

Timetable.  Attached hereto as Attachment H is a schedule setting forth (i) in
Part 1, preliminary actions that are to be taken by the JPC and the deadlines by which the JPC shall complete the specified actions, and (ii) in Part 2, actions that are to be taken by the JPC in respect to each Project and the deadlines by which the JPC shall complete the specified actions. Any of the deadlines set forth in Attachment H may be modified by the JPC in accordance with procedures adopted by the JPC.

Project Plans. In connection with each Project, the JPC shall approve a project plan ("Project Plan") which will set forth Project Milestone Deliverables and final Deliverables, Specifications for each Project, delivery dates for Project Milestone Deliverables and final Deliverables and such other matters as shall be appropriate for the Project.

Project Coordinators. Each party shall appoint an individual (the "Project Coordinator") who, from the Effective Date, shall serve on a dedicated basis as the primary representative for such party under this Agreement. A party's appointment of a Project Coordinator shall be subject to the other party's reasonable approval. The Project Coordinator shall (1) have overall responsibility for managing and coordinating the performance of such party's obligations under this Agreement and a Project Plan, (2) be authorized to act for and on behalf of such party with respect to all matters relating to this Agreement and the Project Plan and (3) appoint the individuals ("Project Managers") who shall be primarily responsible for supervising performance under the Project Plan. A current list of Project Coordinators and Project Managers shall be maintained as Attachment G, as such Attachment may be amended from time to time.

Project Staff. Each party, through its Project Coordinators and Project Managers, shall only assign employees who possess the requisite training and skills to perform the services contemplated under this Agreement ("Project Staff"). Upon (a) the commencement of a Project Plan, (b) the acceptance of a Deliverable or Project Milestone Deliverable, or (c) in the event of a material turnover in Project Staff, the Operator shall provide the Client and the JPC with a list of xlvi
all employees dedicated full-time to the Project Staff. In consultation with the Client, the JPC shall then review and approve staffing levels and personnel. Except as otherwise approved by the Client, those personnel located on the Client's premises may only provide services on such premises which support the Client's operations.

Restricted Positions. The Operator acknowledges that certain of the Operator's employees, due to their assignment to the Client's account, shall gain expertise specific to the Client, and shall become knowledgeable in the Client's Confidential Information. Such employees shall include those employees assigned as (i) the Operator's Project Coordinators, (ii) the Operator Project Managers, and (iii) such other of the Operator employees as the parties may mutually agree in writing and reasonably designate ("Restricted Position Employees").

Reassignment Limitations: Expertise. The Operator agrees that, during the Term, the Operator will not materially decrease the amount of time assigned to a Restricted Position Employee on the Client's account without at least three (3) months advance notice to Client.

Reassignment Limitations: Non-Competition. The Operator further agrees that, without the Client's prior written approval, the Operator will not assign a Restricted Position Employee to provide services during the period the Employee works on the Client's account and for a period of three (3) months thereafter to the intermodal trucking or logistics division of the following eight (8) companies: Union Pacific, CSX, Burlington Northern Sante Fe (BNSF), Norfolk Southern, The Hub Group, Schneider National, Inc., JB Hunt and CH Robinson.

Procedure. In the event the Operator desires to reassign a Restricted Position Employee, the Operator shall so notify the Client in writing three (3) months in advance of any such assignment.

Written Notices. The Operator's notices of proposed assignments shall be submitted in writing to the Client's Project Coordinator and to the pertinent Project Manager(s).

Conduct of Operator Personnel. While at any Client Service Location, the Project Staff shall (1) comply with the requests, rules and regulations of the Client regarding personal and professional conduct (including the wearing of an identification badge or personal protective equipment and adhering to the Client's facilities regulations and general safety practices or procedures) applicable to such Service Locations and (2) otherwise conduct themselves in a professional and businesslike manner. The Operator shall cause the Project Staff to maintain and enforce the confidentiality provisions of this Agreement and any confidentiality provisions of any applicable Project Plans.

Improper Conduct. In the event that the Client determines that a particular member of the Project Staff is not conducting himself or herself in accordance with this Section 0, the Client may notify the Operator of such conduct. Upon receipt of such notice, the Operator shall promptly (a) investigate the matter and take appropriate action which may include (i) removing such employee from the Project Staff and providing the Client with prompt notice of such removal and (ii) replacing such employee with a similarly qualified individual or (b) take other appropriate disciplinary action to prevent a recurrence.

Repeat Violations. In the event there are repeat violations of this Section by a particular member of the Project Staff, the Operator shall promptly remove the individual from the Project Staff as set forth above.

                                     xlvii

Performance Review. The Project Coordinators will mutually determine how often to meet in order to review the performance of both parties under this Agreement, and shall meet when reasonably requested by either party to review the performance of either party under this Agreement. At the request of either party, written or taped minutes of such meetings may be kept.

DEVELOPMENT; TESTING; PROJECT COMPLETION

The Operator shall undertake and complete development projects, including the development of Enhanced IQship (collectively, "Development Projects"), in accordance with this Section 6. It is expressly agreed by the parties that all Services and Deliverables in respect to Enhanced IQship shall be paid in accordance with Section 11 and that all Services and Deliverables in respect to any additional Development Projects not pertaining to Enhanced IQship shall be paid in accordance with Section 6.4 set forth below.

Development and Enhancements. The Operator will improve and develop Enhanced IQship from time to time throughout the duration of this Agreement in response to suggestions and requests it receives from the Client, in accordance with
Section 6.

Initiation of Development Project. Either party may determine that initiation of a Project is advisable (and the Operator shall have a duty to bring advisable Projects to the attention of the Client). Accordingly, upon the initiative of either party, and upon reasonable notice, the parties shall meet and confer, and exchange information concerning the potential Project.

Operator Quotes; Payment Option. In the event the Client requests development work outside a Project Plan pertaining to Enhanced IQship, the Operator shall provide the Client with a quote for performing such work (a "Quote").

Binding Nature of Quote. The Operator shall be bound by its Quote, and upon acceptance, the Client shall similarly be bound by such Quote; provided, however, that adjustments to the Quote may be submitted for approval in connection with the Change Order Process specified in Section 0.

Development Project Phases. The parties agree that the JPC shall determine the planning and phases of any Development Services to be provided under this Agreement.

Testing and Acceptance. The parties agree that the JPC shall determine and implement a mutually acceptable testing and acceptance procedure including without limitation a verification period, a procedure for corrections by the Operator and appropriate remedies, all of which shall apply to all Deliverables and Project Milestone Deliverables the Operator provides to the Client under this Agreement. In the event that a dispute arises as to whether a Deliverable or Project Milestone Deliverable meets the applicable Specifications, and/or the appropriate remedy that should be invoked to correct any deficiency, the dispute resolution procedures set forth in Section 20 shall be applied to resolve such dispute.

Project Completion; Delays. The Operator shall use commercially reasonable efforts to complete each Project within the time allotted in the Project Plan. Each party shall promptly communicate to the other Party's Project Coordinators and the JPC any difficulties that might affect the timely completion of any milestone set forth in the Project Plan (as far in advance of such milestone as is practical) and, where possible, estimate the likely or actual impact of such difficulties, and detail any actions which might favorably resolve such difficulties.

                                    xlviii

Change Orders. The parties recognize that the design and development services described in a Project Plan may need to be revised over time. Subject to
Section 0, either party may request changes to a Project Plan ("Change Order"), and, in the Client's option such changes shall be implemented, with the parties to negotiate in good faith a revised Quote (and other needed elements of a Project Plan) incorporating such changes. No change(s) that would substantially impact cost, functionality, scope of work, or milestone schedules shall be made to any Project Plan without written approval from both parties.

Right to Terminate Project. The parties agree that the JPC shall determine mutually acceptable terms for terminating a Project not pertaining to Enhanced IQship (without otherwise affecting the terms of this Agreement).

Development Warranties. The Operator warrants that it shall perform and complete its development work under this Section 6 (i) in accordance with accepted professional standards, (ii) using appropriately qualified personnel;
(iii) utilizing commercially reasonable efforts to perform; and (iv) assigning such personnel, facilities and resources as are reasonably necessary to accomplish the development tasks. In addition, the Operator represents and warrants that work which it conducts for Projects under a Project Plan shall upon delivery meet any Acceptance Criteria expressed as such in such Project Plan, and shall conform to any applicable Specifications.

INTELLECTUAL PROPERTY RIGHTS RESULTING FROM DEVELOPMENT

Unless otherwise agreed in a signed Project Plan, intellectual property rights in a Project shall be as follows:

                                     xlix

Client Sole Ownership. All intellectual property rights solely created or solely conceived by the Client during a Project, shall be owned by the Client, subject to the license to the Operator set forth in Section 0.

Operator Sole Ownership. All intellectual property rights solely created or solely conceived by The Operator during a Project, shall be owned by the Operator ("Operator Solely Owned IP Rights"), subject to the licenses granted to the Client in Section 0.

Joint Ownership. For the purpose of this Section "joint" ownership with respect to inventions and copyrights shall be defined in accordance with the then-current United States patent law or copyright law, as applicable. Any intellectual property rights jointly created or jointly conceived by both Parties ("Jointly Owned IP Rights") shall be jointly owned and the use, development, and exploitation of such Jointly Owned IP Rights shall be as follows:

Use Within Project. In consideration of the Client's payment of associated Development Fees, it is agreed and understood that Jointly Owned IP Rights pertaining to Enhanced IQship shall be used exclusively (and on a royalty-free basis) for the Client's purposes within Enhanced IQship or other Project under this Agreement. For the avoidance of doubt, the Operator shall not use Jointly Owned IP Rights pertaining to Enhanced IQship for the benefit of any person other than the Client (and Authorized Users), except as provided in Section 0.

Use Outside of Project. The Parties shall negotiate in good faith terms and conditions for the use, development, and exploitation of Jointly Owned IP Rights pertaining to Enhanced IQship outside a Project.

PATENT PROSECUTION FOR JOINTLY OWNED IP RIGHTS.

The parties agree that the JPC shall determine a method for filing patent applications and other means of formal protection with respect to any Jointly Owned IP Rights which the parties deem to be worthy of seeking any such protection.

Initial Filing; Subsequent Filings. The parties shall jointly determine the country or jurisdiction within which the first patent application or other such protection shall be filed and, which of the parties shall be responsible for the preparation and filing of the patent application or other such application. The parties shall also jointly determine which other countries or jurisdictions any such application shall be filed in and which of the parties shall be responsible for such other filing.

Disagreements Over Filing. If the parties cannot agree as to whether a particular jointly owned IP Rights should be the subject of patent or other formal protection, or cannot agree upon the countries or jurisdictions within which such application shall be filed, either party may, on its own, seek such patent or other protection in any desired country or jurisdiction, and the other party shall cooperate with the party seeking such protection.

Issuing and Maintenance Costs. Unless otherwise agreed, all patent applications or other formal protection for Jointly Owned IP Rights, whether pursued by all parties or by one party, shall be jointly owned by all parties. The parties shall mutually agree as to who shall pay for the cost involved in preparing, filing, prosecuting, issuing and maintaining any such applications and any resulting patents or other protection.

Annual Consultations. The parties shall consult with each other no less than once per calendar year for the purpose of identifying Jointly Owned IP Rights for which protection should be

                                       l
sought, the countries or jurisdictions in which such protection should be sought and in equalizing the costs involved in such protection.

Withdrawal of Interest. In case a party is not or no longer interested in participating in a patent or patent application, it shall notify the other party thereof, in writing, at the earliest practicable date, and shall forthwith relinquish to the other party its rights to such patent or patent application, then the other party shall have the right, at its expenses, to prosecute such application or maintain said patent or patent application. The relinquishing party agrees, at the other party's expense, to co-operate fully with the other party to assist the other party in obtaining (by assigning all its rights title and interest in the application), maintaining, defending and renewing such patent or patent application.

PROPRIETARY RIGHTS AND CONFIDENTIALITY

Ownership of the Operator's Intellectual Property. The Client acknowledges that, as between the parties and subject to Section 0, the Deliverables including without limitation the Programs, any materials related to IQuator or Enhanced IQship, including without limitation, IQuator or Enhanced IQship flow charts, IQuator or Enhanced IQship logic diagrams, and IQuator or IQship source code, and the Program Documentation including any new release or enhancement of the Programs or the Program Documentation made by the Operator or any of its Associated Companies and all copies thereof, in whole or in part (whether made by the Operator or any third party) together with the copyright, trade secret and all Intellectual Property Rights in such Program and Program Documentation are and shall remain the exclusive property of the Operator and its Associated Companies.

Specific Protection. Subject to Section 0, the Client acknowledges that, as between the parties, the Deliverables and Programs are part of the Operator's Confidential Information and Intellectual Property and that, without prejudice to the generality of the foregoing, the specific design and structure of the Programs, their interaction and the programming techniques employed in them are trade secrets of the Operator and its Associated Companies.

Ownership of the Client's Intellectual Property. The Operator acknowledges that, as between the parties and subject to Section 0, the Client's Confidential Information and Client Contributions and all copies thereof, in whole or in part (whether made by the Client or any third party) together with the copyright, trade secret and all Intellectual Property Rights in such Confidential Information or Client Contribution are and shall remain the exclusive property of the Client and its Associated Companies.

Non-Disclosure of Operator Confidential Information. The Client shall keep confidential and not (without the prior written consent of the Operator) disclose or make available any Confidential Information of Operator including without limitation the Programs or any materials related to IQuator or Enhanced IQship, including without limitation, IQuator or Enhanced IQship flow charts, IQuator or Enhanced IQship logic diagrams, and IQuator or IQship source code, in any form to any third party, except those of the Client's employees who have a need to know such information in the course of their employment; and shall comply with any specific, timely request from the Operator regarding protection of such Confidential Information and except as permitted under the Software Escrow Agreement. It is agreed and understood that use of the Programs by Authorized Users in accordance with the terms of this Agreement shall not constitute a breach of this Section.

                                      li

Non-Disclosure of Client Confidential Information. The Operator shall keep confidential and not (without the prior written consent of the Client) disclose or make available any Confidential Information of the Client, in any form, to any third party, except those of the Operator's employees who have a need to know such information in the course of their employment and shall comply with any specific, timely request from the Client regarding protection of such Confidential Information.

Exceptions. The obligations set forth in this Section 0 shall survive the variation, renewal, termination or expiration of this Agreement, but shall not apply to any part of the Programs or any other Confidential Information which
(a) comes into the public domain through no fault of the receiving party, (b) was rightfully known to the receiving party prior to disclosure by the disclosing party, (c) is disclosed to the receiving party by a third party under no obligation to the disclosing party and who has a right to disclose it, or (d) was independently developed by the receiving party without reference to or use of any Confidential Information. The receiving party may disclose the Confidential Information of the disclosing party in response to a subpoena or other governmental order, provided the receiving party promptly notifies the disclosing party of the subpoena or order, to allow the disclosing party to seek a protective or other order concerning such disclosure.

Return of Confidential Information. Except with respect to continuing licenses under Section 0, and with respect to escrowed materials under Section 0, the receiving party will return to the disclosing party or destroy all Confidential Information of the disclosing party in the receiving party's possession or control promptly upon the written request of the disclosing party on the earlier of the expiration or termination of this Agreement. At the disclosing party's request, the receiving party will certify in writing that it has fully complied with its obligations under this Section.

CLIENT'S OBLIGATIONS

Delivery of Information. The Client shall deliver to the Operator such information, including Confidential Information, of the Client that the Operator and Client reasonably determine to be necessary or appropriate for the Operator to perform the Services hereunder. The confidentiality of such Information shall be protected under Section 0, and the Operator's use of such information shall be subject to Sections 0.

Cooperation. The Client shall reasonably cooperate with the Operator in development activities.

FEES AND PAYMENT

In consideration of performance of the Services by the Operator under this Agreement, the Client shall pay the Operator the fees set forth in Attachment D.

Payment. The Client shall make payments to the Operator in accordance with Attachment D subject to the condition that the deadlines set forth in Attachment H shall have been met and the Operator shall have materially met any performance standards adopted by the JPC in any Project Plans or otherwise, unless the failure to meet those deadlines or performance standards is caused by Client or outside the control of the Operator and not caused by the breach by the Operator of its representations, warranties and covenants under this Agreement.

Expenses. Neither party shall be responsible for any expenses incurred by the other party in connection with the provision of the Services, unless specifically set forth in this Agreement, a Project Plan, or as approved in advance by the party to be charged which approval shall not be lii
unreasonably withheld or delayed. If the parties agree that the Client shall be responsible for any of the Operator's out-of-pocket expenses, all reimbursements shall be made in accordance with the Client's reimbursement policy, a copy of which shall be provided to the Operator in respect to any expenses incurred by a party (the "Party Requesting Reimbursement") for the benefit of the other party (the "Reimbursing Party"); provided, however, that in no event shall a Reimbursing Party be responsible for travel-related expenses incurred by the Party Requesting Reimbursement within fifty miles of a principal office of the Party Requesting Reimbursement.

Rate Review. On-Call Fees, Application Support Fees (on a per user basis), and Transaction Fees shall be fixed for three (3) years, commencing on the Effective Date of this Agreement. Thereafter, during the Term the Operator shall have the right on an annual basis to adjust such Fees, provided that any increases negotiated and agreed to shall be limited to the sum of cumulative percentage increase in the U.S. Consumer Price Index plus seven hundred (700) basis points for all prior years since the last rate increase but in no event shall such Fees be higher than Operator's standard rate. Development Fees are not subject to review.

Taxes. As an independent contractor, the Operator alone shall be responsible for payment of all federal, state and local taxes of all types and kinds applicable to such fees.

WARRANTIES AND REPRESENTATIONS

Operator Warranties. The Operator warrants and represents to the Client on a continuing basis that:

The Operator is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Operator has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by the Operator pursuant to this Agreement and to fulfill is obligations contemplated hereby and thereby. The execution, delivery and performance by the Operator of this Agreement and each such other agreement, document and instrument delivered pursuant to this Agreement have been duly authorized by all necessary action of the Operator and no other action on the part of the Operator is required in connection therewith;

its performance of the Services hereunder, and its license and development of the Programs and Deliverables to the Client and Authorized Users in accordance with this Agreement will not to the best of its knowledge infringe or violate the Intellectual Property Rights or the data privacy of any third party or otherwise violate legal requirements;

it has the facilities, systems, know-how and resources to perform the Services in a competent and professional manner;

the Programs have been designed and fully tested in such a manner that they will, without interruption or manual intervention, continue to operate consistently, predictably and accurately and in accordance with all of the requirements of this Agreement;

the Deliverables and the Services (i) will be of satisfactory quality; (ii) will meet, in all material respects, (a) the Specifications set forth in Attachment A, (b) any applicable Project Plan, and (c) with respect to Enhanced IQship, also the Specifications set forth in Attachment I; (iii) will comply with all applicable Service Levels as specified in Attachment B; and (iv) will comply, in all material respects, with the parties' discussions, as embodied in written and approved design and functional layout documents; and

                                     liii
make commercially reasonable efforts to ensure that the Deliverables do not and shall not contain, at the time of installation, any timer, clock, counter, or other limiting design or routine, nor any virus, that could impair the integrity of the Client's information processing systems and data (or any portion thereof) or cause it to become erased, inoperable, impaired, or otherwise incapable of being used in the full manner for which it was designed and licensed.

The Operator assumes no responsibility for errors or bugs in data furnished by the Client.

Client Warranties. The Client warrants and represents to the Operator on a continuing basis that:

it has the authority to enter into this Agreement;

its performance of its obligations hereunder and its provision of the data and other information to the Operator will not to the best of its knowledge infringe or violate the Intellectual Property Rights or the data privacy of any third party or otherwise violate legal requirements; and

it will use commercially reasonable efforts to ensure that any applications or data transferred by the Client to the Operator will not contain any virus or similar defect that could impair the integrity of the Operator's information processing systems and data (or any portion thereof) or cause it to become erased, inoperable, impaired, or otherwise incapable of being used in the full manner for which it was designed.

INDEMNITY

Operator's Indemnification Obligations. Operator will indemnify, defend, and hold harmless the Client against any cost, expense (including reasonable attorney's and expert fees), or damage arising from any claim or action brought by a third party against Client that the normal operation, possession or use of the Programs as provided by Operator by or on behalf of the Client infringes the Intellectual Property Rights of a third party (an "Intellectual Property Infringement Claim") and which is not attributable to a breach by the Client of any of its representations, warranties or covenants under this Agreement, provided that Client:

gives notice as soon as possible to the Operator of any Intellectual Property Infringement Claim to the extent it becomes aware of the same, provided, however, that to the extent the failure to give prompt notice does not prejudice the Operator, the Operator shall remain liable for its indemnification obligation hereunder;

gives the Operator the sole responsibility for the conduct of the defense to the Intellectual Property Infringement Claim and will not at any time admit liability or otherwise settle or compromise or attempt to settle or compromise said Claim except upon the express consent or instructions of the Operator; and

acts in accordance with the reasonable instructions of the Operator and gives to the Operator such assistance as it shall reasonably require in respect of the conduct of said defense including, without prejudice to the generality of the foregoing, the filing of all pleadings and other court process and the provision of all relevant documents.

Client Expense Reimbursement. The Operator shall reimburse the Client for its costs and expenses incurred in complying with the provisions of Section 0.

Operator Exceptions. The Operator shall have no liability to the Client with respect to an Intellectual Property Infringement Claim to the extent such Claim
(a) is caused by a breach by the Client of its obligations under this Agreement or (b) would have been avoided but for (i) use or combination of the Programs with any other products or software not provided by the liv

Operator or (ii) modification of the Programs after delivery by the Operator, unless such use, combination and/or modification is made or authorized in advance in writing by the Operator.

Reducing Exposure. In the event of an Intellectual Property Infringement Claim (and without prejudice to the Client's rights), the Operator may at its own expense and option either:

procure the right for Programs and Deliverables to continue to be used by or on behalf of the Client in the manner provided in this Agreement; or

make such alterations, modifications or adjustments to the Programs and Deliverables so that they become non-infringing without incurring a material diminution in performance or function; or

replace the Programs and Deliverables with non-infringing substitutes provided that such substitutes do not produce a material diminution in performance or function.

Limitation.  THE FOREGOING PROVISIONS OF SECTIONS 13.1 THROUGH 13.3 STATE THE
----------
ENTIRE LIABILITY AND OBLIGATION OF THE OPERATOR AND THE EXCLUSIVE REMEDY OF CLIENT, WITH RESPECT TO ANY ALLEGED OR ACTUAL INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADE SECRETS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE DELIVERABLES.

Client Indemnification Obligations. Client will indemnify, defend, and hold harmless the Operator against any cost, expense (including reasonable attorney's and expert fees), or damage arising from any claim or action brought by a third party against the Operator relating to Client Data, Client Contributions, or Client domain name and which is not attributable to a breach by the Operator of any of its representations, warranties or covenants under this Agreement (a "Claim") provided that Operator:

gives prompt notice to the Client of any Claim to the extent it becomes aware of the same, provided, however, that to the extent the Operator's failure to give prompt notice does not prejudice the Client, the Client shall remain liable for its indemnification obligations hereunder;

gives the Client the sole responsibility for the conduct of the defense to the Claim and will not at any time admit liability or otherwise settle or compromise or attempt to settle or compromise such Claim except upon the express consent or instructions of the Client; and

acts in accordance with the reasonable instructions of the Client and gives to the Client such assistance as it shall reasonably require in respect of the conduct of said defense including, without prejudice to the generality of the foregoing, the filing of all pleadings and other court process and the provision of all relevant documents.

Operator Expense Reimbursement. The Client shall reimburse the Operator for its costs and expenses incurred in complying with the provisions of Section 0.

TERM

Initial Term. This Agreement shall become effective on the Effective Date and shall remain in force for a fixed term expiring sixty (60) months after the Effective Date (the "Initial Term")

Renewal Terms.  This Agreement will automatically renew for successive twelve
(12) month periods (an "Additional Term") unless either party gives written notice to the other at least ninety (90) days before the end of the Initial Term or the Additional Term. The Initial Term and any Additional Terms are collectively referred to as the "Term."

OPERATOR FAILURES; PERFORMANCE CREDITS; ESCROW; SECURITY INTEREST.

                                      lv

Institution of Service Level Failures; Performance Credits. The parties agree that the JPC shall determine mutually acceptable Service Levels and Service Level benchmarks for the performance of this Agreement and Performance Credits for failure to meet such Service Level benchmarks.

Escrow. At Client's sole expense and within ninety (90) days of the Effective Date, the Operator shall deposit the source code for the Programs (and all relevant Modifications thereof) into a source code escrow account (the "Escrow Materials") pursuant to a Software Escrow Agreement (Attachment E) to be mutually agreed by the parties. The Operator shall update the Escrow Deposit semiannually or at the reasonable request of Client.

Escrow Release. The Escrow Materials shall be released from escrow, under the terms stipulated in the Software Escrow Agreement: (a) if this Agreement has been lawfully terminated by the Client in accordance with Section 0; or (b) if the Operator entirely ceases to do business in the ordinary course (collectively, an "Escrow Release").

License and Development Rights for Escrowed Materials; Phase-Out of Transaction Fees. The Client shall be entitled to use the Escrow Materials, upon their release from escrow, in accordance with Section 0 and subject to the terms and conditions of this Agreement; provided, however, that upon such release, the Client shall have the additional right to modify, adapt, and develop the Programs solely for the Permitted Purposes including the uses of its Authorized Users. The Client shall continue to pay Transaction Fees for a period of five
(5) years after such release from escrow, after which point no further obligations to the Operator concerning the Escrow Materials shall remain.

TERMINATION

Termination for Cause. Either party may terminate this Agreement at any time by written notice to the other if that other party commits a material breach of this Agreement which it fails to remedy within thirty (30) days of receiving written notice requiring it to do so.

Operator Termination for Cause. The Operator may terminate this Agreement for cause at any time by written notice to the Client if:

the Client is more than thirty (30) days overdue with payment of any installment of the fees as specified in Attachment D, provided the Operator has given the
                            ------------
Client at least thirty (30) days notice that such payment is overdue and that termination will result if payment is not made within that period of at least 30 days;

without justification the Client challenges the Operator's ownership of any of the proprietary rights in the Deliverables including without limitation the Standard Programs, any Modification or any related material not covered by
Section 0.

Institution of Client Termination for Cause. The parties agree that the JPC shall develop a mutually acceptable basis for terminating this Agreement by Client for cause at any time on written notice if there are multiple and chronic Service Level Failures of the same nature within any one-hundred and eighty
(180) day period which remain uncured for forty-five (45) days.

Bankruptcy. Subject to any superseding provision of U.S. bankruptcy laws, including Title 11, United States Code, either party may terminate this Agreement at any time by written notice to the other if the other party (a) undergoes an insolvency proceeding that is not dismissed within ninety (90) days; (b) files a petition in bankruptcy, (c) has a receiver or manager appointed for lvi
the whole or any part of its assets or business or (d) makes an assignment for the benefit of all or substantially all of its creditors.

EFFECT OF TERMINATION OR EXPIRATION

Transition Assistance on Termination or Expiration. Upon expiration or termination of this Agreement for any reason, including a breach by the Client and if all due and owing payments have been made to Operator, the Operator shall, if so requested by the Client, provide assistance to the Client as follows:

Transition Assistance. The Operator shall provide the Client with reasonable training and other assistance to minimize disruption in the transition of the Services, the Programs, and all third-party contracts listed on Attachment G (as updated) to the Client or a third-party designated by the Client. Training may be provided from the time of the Client's request to the date of termination or expiration and for up to six additional months (the "Transition Period") following termination or expiration. If the termination was caused by the Operator's breach (either under Section 0 or Section 0), the Operator shall provide such transition services without cost to the Client (without prejudice to the Client's other remedies) provided that all other payments due prior to termination or expiration have been paid to Operator. If the termination was caused by the Client's breach, the Client shall pay to the Operator prior to the commencement of such transition services (a) all payments otherwise due prior to such termination or expiration and (b) Operators' reasonable estimated costs of providing such services provided that if the actual costs differ from such estimate, Client or Operator shall reimburse or refund the other party such difference. Otherwise, all such training services shall, for purposes of this Agreement, be deemed "On-Call" Services, and shall be compensated in accordance with Attachment D.

The Client's Right to Hire the Operator Employees. The Operator acknowledges that the persons who may be most valuable to the Client upon any termination or expiration of this Agreement are members of the Operator's Project Staff. The Operator agrees that only upon (a) the expiration of the Term or (b) the lawful termination of this Agreement by the Client pursuant to Section 16.1, 16.3 or 16.4, the Client shall have the right to solicit members of the Operator's Project Staff for employment by the Client. The Operator agrees that it shall not interfere with any such solicitation efforts by the Client and shall cooperate by executing appropriate waivers with respect to any contractual or other non-solicitation or non-competition rights (but not intellectual property or confidentiality rights) it might have with respect to its Project Staff, or other documents reasonably requested by the Client.

Right of Immediate Payment. If the Operator terminates this Agreement for the Client's default, and the Client has not disputed such breach, the Client shall immediately pay the Operator for all Services rendered through the termination date.

Survival. The following provisions shall survive the termination or expiration of this Agreement: Sections 1, 2.4, 2.8, 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 7, 8, 9,
11, 12, 13, 15, 17, 18, 20 and 21 in accordance with their terms.

No Waiver. Termination of this Agreement shall be without prejudice to any right of either party to bring an action, which has arisen prior to termination, including without limitation, an action for any outstanding payment obligations.

Re-Allocation of Services; Transfer of Hosting. Without limiting Section 17.1, at any time during the Initial Term or any Additional Term of this Agreement, the Client may, at its expense,

                                    lvii
elect to discontinue the Operator's hosting and Application Service Provider services under this Agreement and transfer such services either in-house to the Client's facilities or to a third-party's facilities (provided such third-party is bound to confidentiality restrictions no less protective of the Operator's interests than those provided in this Agreement) by providing ninety (90) days notice to Operator and upon payment of a mutually acceptable license fee for IQuator, whereupon the Operator shall transfer, convey and deliver to the Client the Communication and Network Facilities dedicated exclusively to Client, and all software and data required for the Client or a third party to perform such hosting and Application Service Provider services, free and clear of any liens or claims of third parties. If such request is made upon expiration of the Initial Term, the Client shall continue to pay Application Support Fees and the parties shall agree to mutually acceptable license fee for IQuator after the transfer of the Programs from the Operator's servers to servers controlled by the Client.

LIABILITY

No Implied Warranties. THERE ARE NO WARRANTIES (EXPRESS OR IMPLIED), CONDITIONS OR OTHER TERMS REGARDING ANY GOODS OR SERVICES INCLUDING WITHOUT LIMITATION THE DELIVERABLES, CLIENT DATA, CLIENT CONTRIBUTIONS, THE PROGRAMS, THE STANDARD PROGRAMS, IQSHIP, ENHANCED IQSHIP AND IQUATOR SUPPLIED BY THE OPERATOR TO THE CLIENT OR BY THE CLIENT TO THE OPERATOR UNDER THIS AGREEMENT, WHETHER AS TO DESCRIPTION, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OR OTHERWISE EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT. ANY CONDITION, WARRANTY OR OTHER TERM REGARDING ANY SUCH GOODS OR SERVICES WHICH MAY OTHERWISE BE IMPLIED INTO OR INCORPORATED WITHIN THIS AGREEMENT WHETHER BY STATUTE, UNDER COMMON LAW OR OTHERWISE, IS HEREBY SPECIFICALLY EXCLUDED.

Limitation of Liability. EXCEPT FOR A PARTY'S INDEMNIFICATION OBLIGATIONS UNDER
SECTION 13, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER CONNECTED WITH OR RESULTING FROM THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO DAMAGES OR CLAIMS IN THE NATURE OF LOST REVENUE, INCOME OR PROFITS OR LOSS OF USE, LOST BUSINESS OPPORTUNITY OR COST OF SUBSTITUTE GOODS, REGARDLESS OF WHETHER THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT. Except for either party's breach of confidentiality obligations, the liability of either party for any loss or damage (other than death or personal injury) arising out of this Agreement including without limitation loss or damage arising out of any of its negligence or breach of contract in relation to acts or omissions concerning this Agreement shall in no circumstances exceed the sum equal to the aggregate for all fees paid by the Client to the Operator hereunder.

Exceptions. Nothing in this Agreement shall serve to exclude or restrict the liability of either party for death or personal injury resulting from negligence.

                                     lviii

INSURANCE

Insurance Maintained by the Operator. During the term of this Agreement, the Operator shall maintain at its own expense at least the equivalent commercial general liability insurance as that which is in effect as of the Effective Date.

Insurance Documentation. The Operator shall, upon the Client's request, furnish the Client with certificates of insurance and other appropriate documentation (including evidence of renewal of insurance) evidencing all coverage referenced herein. Such certificates and other documentation shall include a provision whereby 30 days' notice must be received by the Client prior to coverage cancellation or material alteration of the coverage by the Operator or the applicable insurer. Such cancellation or material alteration shall not relieve the Operator of its continuing obligation to maintain insurance coverage in accordance with this Section 0.

DISPUTE RESOLUTION

Any controversy of claim between the parties arising from or in connection with this Agreement, whether based on contract, tort, common law, equity, statute, regulation, order or otherwise (a "Dispute"), shall be resolved in accordance with this Section 0.

                                      lix

Submission of Dispute to JPC; Escalation to Upper Management. All Disputes shall be submitted in the first instance to the JPC for resolution. A party with a Dispute shall prepare a brief written summary of the Dispute, and present this summary to the JPC. If the JPC is unable to resolve the Dispute within ten
(10) days of receipt of such submission, then the each party shall promptly appoint a designated representative in upper management who shall meet for the purpose of endeavoring to resolve such Dispute. The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding. In the event that such representatives are unable to resolve the Dispute within 30 days after the Dispute is submitted to them, or if after 10 days either party determines in good faith that such representatives are unlikely to be able to resolve such matter, the Dispute (a) shall be submitted to arbitration in accordance with Section 0, or (b) shall be submitted to judicial determination in accordance with Section 0 if the Dispute involves Intellectual Property Rights. With respect to any controversy, Dispute, lawsuit or other action between the parties concerning this Agreement or the subject matter hereof, either party may request that, in addition to determining the respective rights and obligations of the parties, the finder of fact determine which party is the "prevailing party" and the prevailing party will be entitled to recover from the other party its expenses, attorney's fees and costs incurred in connection with the investigation, prosecution and defense thereof, inclusive of those referred to at Section 13 hereof, or the enforcement or collection of any judgment or award rendered therein.

Arbitration. Except for a Dispute relating to Intellectual Property Rights, which shall be subject to the provisions of Section 0, the parties agree that, if they are unable to resolve any Dispute as contemplated by Section 0, then such Dispute shall be submitted to mandatory and binding arbitration in the San Francisco, California. The arbitration shall be in accordance with the Judicial Arbitration and Mediation Services/Endispute ("JAMS"). Any award rendered by the Arbitration Panel will be final, conclusive and binding upon the parties and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

Jurisdiction in Intellectual Property Disputes. Any legal suit, action or proceeding arising out of or relating to Intellectual Property Rights under this Agreement shall be commenced in a federal court in the Northern District of California or in state court in San Francisco, California, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding and waives any right which it may have to transfer or change the venue of any such suit, action or proceeding, except that in connection with any suit, action or proceeding commenced in a state court, each party retains whatever right it may have to remove such suit, action or proceeding to federal court in the Northern District of California.

Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.

GENERAL PROVISIONS

Assignment. Neither party shall assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party, which shall not be unreasonably lx
withheld. Notwithstanding the foregoing, either party may assign its rights and delegate its duties under this Agreement without such consent to an acquirer or successor (by sale, merger or otherwise) to all or substantially all of either
(a) such party's business to which the Agreement relates or (b) in the case of Client, the business of Pacer Stacktrain. Any purported transfer, assignment or delegation in violation of the foregoing will be null and void and of no force or effect.

Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, understandings and communications between the parties with respect to the subject matter hereof. No modification or amendment of the Agreement shall be binding upon a party unless made in writing and executed by a duly authorized representative of that party.

Force Majeure. Notwithstanding any other term of this Agreement, neither party shall be liable for delay or failure to perform any of its obligations under this Agreement, due to Acts of God, war, riot, embargoes, acts of civil or military authorities, fire, flood, typhoon, wind storm, snow storm, blizzard, hurricane, or other cause that is outside the control of the party and could not be avoided by the exercise of due care. Should any delay in performance occur arising out of any of the foregoing events, a party's obligations that are dependent upon performance of the delayed event by the other party shall be extended correspondingly. Notwithstanding the occurrence of any of the events set forth in this Section, the parties shall at all times use reasonable efforts to perform all obligations under this Agreement in a timely manner, taking account of the existing circumstances. Moreover, it is agreed and understood that force majeure events under this Section 0 shall under no circumstances excuse the Operator from its disaster recovery obligations under Section B.7.4.

Severability. The invalidity or unenforceability of any term of or any right arising pursuant to this Agreement shall not adversely affect the validity or enforceability of any of the remaining terms or rights.

Headings. Clause headings are for convenience only and do not form part of this Agreement.

No Partnership or Agency. Nothing in this Agreement shall constitute or create a joint venture, partnership, or any other similar arrangement between Operator and Client. Neither party is authorized to act as agent or bind the other party except as expressly stated in this Agreement.

Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if both parties hereto had signed the same document. All counterparts will be construed together and will constitute one agreement.

     IN WITNESS WHEREOF, the parties have each caused this Agreement to be signed and delivered by their duly authorized representatives.

Client                                       Operator
======                                       ========

PACER INTERNATIONAL, INC.                    QIVA, INC.

By:______________________                    By:_______________________


Name:____________________                    Name:______________________


                                      lxi

   (printed)                                       (printed)
Title:  _________________                Title:  ___________________

Date:   __________________         Date:  ___________________


                                     lxii

                      Attachment A: List of Deliverables

A.1. Enhanced IQship

It is agreed that Enhanced IQship shall be an integrated Transport Management System, which will be prepared and modified from the IQship by the Operator to meet the specific business requirements of the Client. Operator will provide this service in accordance with the Software License, Development, Support, and Information Service Provider Agreement (the "Agreement") as part of the Services defined therein (and of which this Attachment A is a part).

Operator shall develop, maintain and support a database application and associated Programs for the Client based upon functionality that will be determined and requested during the period of this Agreement. Such functionality, and resulting development, shall be agreed upon by the Parties, undertaken, and completed in accordance with Section 6 of the Agreement.

     A.1.1.  Enhanced IQship Project Plan

     The Parties shall use best efforts to negotiate and agree upon a Project Plan (as set out in Section 6 of the Agreement) for Enhanced IQship within sixty (60) days of the Effective Date.

     A.1.2.  Enhanced IQship Functionality

     Enhanced IQShip as prepared and developed by the Operator shall perform the following functions:

          Quotation Registration
          Booking Registration
          Tariffing
          Contribution Analysis
          Import and Export Documentation
          Equipment Control
          Maintenance & Repair
          Intermodal Transport
          Customer Information System
          Executive Information System
          General System Maintenance

     A.1.3.  Enhanced IQship Specifications

     Enhanced IQship shall meet the specifications set out in the Enhanced IQship Project Plan, which shall include, but not be limited to, the specifications reflected in the document entitled "Summary," and attached hereto as Attachment I.

A.2. IQuator Web Site

It is agreed that IQuator is a common information service to be provided by Operator to various clients, including the Client specified in the Agreement.

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

Operator shall develop, maintain and support a web-based database application and associated web pages for the Client based upon functionality outlined in this Attachment A.

A.3. IQuator

The business model supported by the service application which includes the data translation engine, data objects, event management systems, reporting and analytics, and the alerts engine and will be called "IQuator."


A.4. IQuator Functionality

IQuator as provided to various clients and to the Client, shall perform the functions in the latest release of IQuator in accordance with industry-accepted standards.

A.5. Accounting Systems

     Operator will advise Client and assist in the selection of a financial accounting system.

A.6. OLAP Systems

     At the request of Client, Operator will make available OLAP resources and will provide these resources at rates which are equal to or less than the standard billing rate in place at such time. Operator recognizes that Client will receive a discounted rate based upon the amount of days OLAP resources are utilized.

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

                     Attachment B: Required Service Levels

B.1. Introduction and Scope; Service Levels

     This Attachment B details the levels of service ("Service Levels"), which have been agreed between the Client and the Operator for the provision by the Operator of Services as defined in the Software License, Development, Support, and Information Service Partner Agreement (the "Agreement") (of which this Attachment B is a part) to the Client.

     In order to maintain the necessary service level standards, the Operator will provide the Client with a fixed team of professionals (in accordance with Section 0) for the duration of the Agreement and this Services Level Agreement (the "Service Agreement").

B.2. Areas of Responsibility

     B.2.1.  Scope of Service Level Agreement

                 This Service Agreement does not extend to services provided to the Operator or the Client by third parties selected by the Client, although co-operation will be sought in meeting the response levels embodied within the spirit of this Service Agreement. The Operator shall be responsible for ensuring that third party vendors and service-providers selected by the Operator meet or exceed these Service Levels.

     B.2.2.  Application Support Desk

                 At all times, the Client's first point of contact with the Operator for all issues within the scope of this Service Agreement with respect to the Programs (including Enhanced IQship), including requests for support and reports of faults, will be the Application Support Desk.

                 The Client will be provided with an e-mail address for the Application Support Desk. This is the preferred means of contact for non-critical requests for support and reports of faults. The Client will, however, also be permitted to submit requests for support and reports of faults by telephone and facsimile.

                 Notification of changes e-mail addresses, telephone and facsimile numbers will be made as necessary.

                 The Client should ensure that up to date contact details for its key users are made available to the Application Support Desk. The Client shall be entitled to designate a reasonable number of key users (which may include Authorized Users). The Client shall use commercially reasonable efforts to direct High priority faults and requests for support through key users. It is agreed and understood, however, that any Client user or Authorized User shall be entitled to support under this Agreement.

B.3. Definition of Terms

     B.3.1.  ASP Center

                 For the purpose of this Service Agreement, the term "ASP Center" shall mean the facility lxv
                 that manages the delivery of associated services from the Operator and its Associated Companies. The ASP Center shall be regarded as part of the Operator.

     B.3.2.  Support Services

                 Assistance and support by trained and experienced operations, networking and applications staff of the Operator in the provision of Services under this Service Agreement and the Agreement.

     B.3.3.  Service Availability

             B.3.3.1.  Up - time

                    The period during which the Programs, systems and/or networks referred to in this Service Agreement shall be available, subject to the service levels and qualifications described.

             B.3.3.2. Down - time.

                    The periods during which the Programs, systems, applications, and/or networks referred to in this Service Agreement are unavailable either because of planned losses (e.g. back-ups, notified maintenance requirements) or unexpected service Interruptions.

     B.3.4.  Critical Business Periods

                 The periods during which the maintenance of the systems and applications, and the provision of Services, are at their most critical in the view of the Client.

     B.3.5.  Fault Prioritization.

                 The following fault priorities and their meanings are used in this Service Agreement:

             B.3.5.1.  High - Major Business Impact

                    The highest priority fault causing a direct or indirect impact on revenue gathering or revenue recognition services, and/or causing the Client to be unable to perform or having a significant impact on the Client's ability to perform its primary business function until restoration of the system, or service, affected.

             B.3.5.2.  Medium - Restricted Business Impact

                    Faults that are restricted to a single user, or if more than one user is affected, that a "workaround" is available allowing the Client to continue to make use of the Programs.

             B.3.5.3.  Low - No Business Impact

                    Faults that are recognized as minor functional or design anomalies, where there is no discernible impact on the Client's ability to conduct normal business.

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

B.4. Guaranteed Processing and Availability Times

     B.4.1.  Application Response Times

                 The Operator will ensure that the systems, applications, and networks comprising the Programs provide an operationally realistic environment within which the Client can conduct and support its business. The Operator will exploit opportunities to improve the performance of the Deliverables and Programs wherever appropriate. To this end, the Client will provide response time information to the Operator in support of pursuing operational improvement.

                 The Operator will not be held responsible for Internet performance outside of the Operator's control. The Operator shall be responsible for the performance of any internet service providers or other intermediaries selected by the Operator.

     B.4.2. Query Response Times

                 The Operator's objective is that 100% of all data queries by the Client to the Operator in accordance with the Services will provide a properly responsive result in a reasonable amount of time (from submission of the query).

                 This objective shall be monitored and benchmarked for the purpose of this Service Agreement from within the Operator's Local Area Network, as the speed of the Internet is not under the control of Operator.

                 The Operator shall use commercially reasonable efforts to obtain this objective.

     B.4.3.  Guaranteed Up- Times

             Operator commits to providing 99.4% service availability, Up-time of the systems, applications, and networks excluding planned loss Down-time. This commitment provides for a maximum of 53 hours Unexpected Service Interruption Down-time per year based on running the systems and applications 24 hours per day and 365 days per year.

             The Operator will have an Agreement in place with an Internet Service Provider (ISP) that includes guaranteed service availability and maximum response times (for major United States areas) to ensure high levels of Internet performance. However, Operator cannot guarantee the performance and/or availability of local ISPs employed by the Client.

             The Operator represents and warrants that it has service agreements covering all application and database servers, which provide for onsite response times sufficient to meet these Service Levels. The Operator further represents and warrants that it also employs built-in resilience for its Communications and Network Facilities, including the use of redundant components, such as backup servers, mirror disks, and other components.

     B.4.4.  Downtime

                 Unexpected Service Interruption Down-time refers to any periods within the contracted hours during which the applications, systems and networks referred to in this Service Agreement or any of them are unavailable because of losses which are unplanned and not

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                 sanctioned by the Client.

                 The Operator will notify the Client of scheduled Down-time for planned losses, such as upgrades and maintenance ("Scheduled Downtime"), by giving the Client at least five (5) days prior written notice. Wherever possible Scheduled Down-time will be scheduled for overnight on Saturdays and limited to a maximum of 8 hours.

                 All down-time without said 5-day prior written notice shall be considered Unexpected Service Interruption Down-Time.

                 Any Down-time beyond the planned completion time will be considered Unexpected Service Interruption Down-time and will be subject to the usual Down-time reporting arrangements, escalation, fault prioritization, and support services provided under Section B.5.

                 The Operator will notify the Client of any emergency hardware and software changes and will provide the Client a recommended recovery strategy. In these circumstances Operator will implement recovery with the minimal notice, and will use its best efforts to avoid the Client's critical business periods.

                 All Unexpected Service Interruption Down-time will be recorded within the availability statistics, recorded and maintained by the Application Support Desk in Application Support Desk log and will identify the cause of the fault, the remedial action taken and any preventative action to avoid a recurrence of the fault.

     B.4.5.  Operator Application Support Desk

             Upon delivery of any portion of the systems, applications, and networks comprising the Deliverables, with the exception of any Scheduled Down-time the Application Support Desk will be operational during the hours 06:00 to 20:00 PST, Mondays to Fridays, excluding United States Public Holidays. At all other times support for critical calls only will be provided by means of an on-call system.

             All support calls should be directed to the Application Support Desk in the first instance where they will be evaluated, recorded and either fixed or escalated as necessary.

     B.4.6.  Performance Reports

                 The Operator will provide the Client with monthly Performance reports related to help desk issues, system performance, communication bandwidth utilization, and other information necessary or useful to the Client to verify the Operator's compliance with Service Levels.

B.5. Support Services

     B.5.1.  Fault Prioritization

                 According to the circumstances each fault reported to the Application Support Desk will be classified as one of the following priorities by either the Client or the ASP Center. (Once given, these priorities may only be changed by agreement between the parties):

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
             B.5.1.1.  High - Major Business impact.

             B.5.1.2.  Medium - Restricted Business Impact.

             B.5.1.3.  Low - Request for information.

                 The full definition of each of these classifications is provided in section B.3.5.

     B.5.2.  Response Times

                 Times for response to the Client by the Operator from the Operator's Application Support Desks for each classification of fault will be as follows:

             B.5.2.1.  High - Immediate

             B.5.2.2. Medium - Within 1 working day, although "work-around" must be implemented immediately.

             B.5.2.3.  Low - Within 3 working days unless otherwise negotiated.

                 A response time is defined as (a) the time from the Client's call to (b) the latest time at which the fault starts to be addressed by the personnel staffing the Operator Application Support Desk previously designated to resolve a particular type of fault or otherwise best able to resolve the fault. For responses to third party reports of faults to the Operator Application Support Desk, response time will be measured from the time the initial call is logged with the Client. In view of the variety of issues that can arise there can be no guarantees of fix times, although every effort will be made to minimize disruption to the Client and its customers.

                 The Operator shall report the ongoing status of its response, and such reports shall be on the following frequency: (a) "High Fault" - every three hours; (b) "Medium Fault" - every three business days; and (c) "Low Fault" - on a weekly basis.

                 Upon notice or recognition of notice of a fault, the Operator shall promptly reply to the Client by e-mail, phone, or facsimile to acknowledge receipt of the Client's request for support.

     B.5.3.  Escalation Procedures

                 Faults accepted for resolution by the Application Support Desk (i.e. those covered by this Service Agreement and which are not local to the Client), which fail to be resolved, will be escalated by means of e-mail, telephone or facsimile to Application Support Desk management for resolution after the periods shown:

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

             B.5.3.1.     High       Initial Acceptance + l hour

             B.5.3.2.     Medium     Initial Acceptance + 1 working day

             B.5.3.3.     Low        Initial Acceptance + 6 working days

                 The Application Support Desk log will reflect the escalation action taken. (Note that the responsibility for communicating the escalation action taken to local users rests with the originator of the notification).

B.6. Systems Procedures/Administration

     B.6.1.  Account set-up

                 New user accounts will only be issued by the Application Support Desk in response to requests initiated by key users either through the medium of an ACCOUNT REQUEST template (available on e-mail), or through Notes (for trained users). The Application Support Desk will set up the Account for a user within six (6) hours of receiving the request. In emergencies a faster response can be negotiated between the parties. The Application Support Desk will notify the key user of any difficulty in setting up accounts, by means of Notes, telephone call, or e-mail, as appropriate.

     B.6.2.  Changes to Access Rights

                 Access to the systems applications, Client Data, and networks comprising the Deliverables, once established, should only be altered by agreement between the Application Support Desk and the key users. The Application Support Desk will respond to the request by specifying the change within six (6) hours of notification or, if needed sooner, by negotiation between the parties.

     B.6.3.  Password changes

                 Password changes for a user's own password (e.g. in the case of forgetting) will be undertaken by the Application Support Desk upon receipt, normally by e-mail but optionally by telephone. All notifications contain a temporary password which the user must change, to one of his/her own, upon receipt. This service may eventually devolve to key users, upon written agreement between both parties.

     B.6.4.  Account Deletions

                 The Client is responsible for informing the Operator when an employee leaves its employ. In the case of dismissal, the user's departmental manager or key user must advise the Application Support Desk IMMEDIATELY. In all cases of employee departure, the account will be disabled by the Application Support Desk immediately upon receipt of the notification.

     B.6.5.  System Changes Initiated by the ASP Center

                 The ASP Center will notify key users of changes to security provisions at least five (5) working days before implementation. Key users are required to pass on this information

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                 to end-users if relevant.

     B.6.6.  Applications version patches

                 All version patches to the Applications that impact the Client will be tested by the Operator and approved for production at the Client's test system by the Client's key user(s). Patches will be implemented only if all key user(s) approve the changes after testing them.

     B.6.7.  Operating System and Database Upgrades

                 All operating system and database upgrades will be co-ordinated by the Application Support Desk, in negotiation with key users. Wherever possible a minimum of five (5) working days notice will be given with changes planned outside of the Client's Critical Business Periods. If less than 5 days notice is given, the outage shall be considered Unexpected Service Interrupted Down-Time.

     B.6.8.  Network Upgrades

                 Any network upgrade which may affect the availability of service for the Client, will be agreed upon with key users at least five (5) working days before implementation. If less than 5 days notice is given, the outage shall be considered Unexpected Service Interrupted Down-Time.

     B.6.9.  Bespoke Reports

                 Requests from the Client for the writing of bespoke reports will be negotiated between the parties as the need arises and will be subject to separate charges for the effort involved.

B.7. Data Integrity

     B.7.1.  Back-ups

                 "Hot" backups (i.e. requiring no Down-time) of the entire system structure will be made daily, with backup tapes being sent off the Operator's Client's sites after 24 hours. In addition, Oracle archive redo logs will be copied to tape during the course of the day. Such tapes will be retained onsite for immediate access in the event of data loss.

     B.7.2.  Restores

                 The purpose of all backups will be to provide the Operator with recovery capability in the event of data loss or system failure. Backup data cannot be made available for restore in the event of user error.

                 If a restore becomes necessary, Operator will use its best efforts to perform this function at a time of least impact to the Client.

                 Loss of data resulting in the need for a restore will be assigned a priority of High and the Operator's Project Manager will be informed immediately. In addition to the usual call

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                 logging procedure, the Operator's Project Manager will provide the Client with the target time for restoration of service.

                 Notwithstanding the above, in the event of lost data, there may be some loss of small amounts of data representing the very recent commitments to the database. These may need to be resubmitted or re-entered manually by the Client.

                 The emergency return of tapes from offsite storage is subject to a 2-hour minimum delivery time.

     B.7.3.  Data Retention

             B.7.3.1.  IQuator Data

                          Both Transport Order and Event information will be held on live tracking database six (6) months after a consignment was successfully delivered or is marked as complete, then deleted. This will be achieved using cascading deletes in Oracle.

             B.7.3.2.  Enhanced IQship Data

                          Enhanced IQship data will be held on the production database for 36 months, or until such time as Client requests data to be archived. This function will be achieved using Enhanced IQship data redundancy Programs.

     B.7.4.  Disaster Recovery

     The Operator shall provide good and sufficient disaster recovery facilities and services for the Programs and Client Data, which at a minimum shall comply with accepted industry standards. The disaster recovery facility shall be located at the Operator's facilities in New Jersey, or such other facility as determined by the JPC. Except as determined in accordance with Section B.7.4.1, the Operator shall be capable of re-establishing critical functions of the Programs and restoring Client Data on a disaster recovery basis within twenty-four (24) hours of the event leading to the implementation of the disaster recovery services. Other features of the Programs shall be functional on a disaster recovery basis within forty-eight (48) hours of such event.

             B.7.4.1.  Disaster Recovery Testing; Standards

                          The Operator shall undertake practice runs of the disaster recovery system, with the first taking place during the Client training as determined by the JPC. The JPC shall monitor such practice runs and shall benchmark and establish standards for disaster recovery ("Disaster Recovery Standards"). Practice runs shall take place as reasonably requested by the Client, or as set by the JPC.

             B.7.4.2.  Performance Credits

                          A failure by the Operator to meet a Disaster Recovery Standard shall entitle the Client to Enhanced Performance Credits, under Section 0.

B.8. Modifications and Enhancements

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

       The Operator will improve and develop the Standard Programs from time to time throughout the duration of this Agreement in response to suggestions and requests it receives from users of the Standard Programs, and in order to maintain the Standard Programs at or near the state-of-the-art in the industry ("Modifications"). The Operator shall provide such Modifications to the Client in consideration of the Client's payment of Application Support Fees. In addition, the Operator shall integrate such Modifications with Enhanced IQship (or other customize Programs), at the Client's request, and in accordance with the procedures of Section 6.

B.9.   Security

       B.9.1. Physical Site Security

              The Operator shall maintain and enforce at the Operator's Service Locations reasonable physical safety and security procedures. The Operator shall be responsible for any failures of the Operator or its agents to comply with reasonable Operator physical safety and security procedures then in effect at the applicable Operator Service Locations or reasonable physical safety and security procedures then in effect at the applicable Client Service Locations, to the extent that such non-compliance causes damages to the Client.

       B.9.2. Security for Online Systems.

              The Operator shall include state-of-the-art security features for the Website, associated Networks, servers, and facilities, including firewall implementation, password protection, virus checking, and other features designed to prevent (a) unauthorized access to Client Data; (b) tampering with the Site or its contents; and (c) alteration of the Programs.

       B.9.3. Data Security.

              The Operator shall establish and maintain good and sound safeguards against the destruction, loss, or alteration of Client Data in the possession or under the control of the Operator.

       B.9.4. Security Relating to Shared Environments.

              If the Operator provides Services to the Client from a Service Location that also provides services to or processes data for any of the Operator's other customers, the Operator shall, in addition to its obligations under this Agreement, at the Client's request, demonstrate to the Client's reasonable satisfaction that the Client's Confidential Information and Client Data will not be disclosed to any such other customer of the Operator.

       B.9.5. Notice of Security Breach.

              The Operator shall promptly notify the Client of any known or potential security breaches and, in the event any unauthorized access occurs, (without prejudice to the Client's other remedies) the Operator shall use its best efforts to detect, identify and eliminate such unauthorized access as soon as possible and to prevent the re-occurrence of such access.


B.10.  Data and Privacy Protection Legislation

       The Operator will comply with all applicable data protection and privacy legislation, both current and

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       future, in its provision and operation of the Services under the terms of this Agreement.

B.11.  Service Level Reviews; Best Practices

       The Client and the Operator's Project Coordinator will arrange for quarterly reviews of the operation of this Agreement when necessary, at which changes to its provisions or improvements to ancillary procedures can be addressed. In addition, the Parties agree that they shall periodically review the then current Service Levels to ensure that they meet or exceed industry standards. If, after any such review, the parties determine that any Service Level must be modified or altered, or that a new Service Level shall be incorporated or a current Service Standard deleted, the parties agree that good faith discussions shall be promptly undertaken to amend this Agreement accordingly.

B.12.  Non-Performance

       In the event of a breach of the Service Levels embodied in this Agreement, the party affected shall bring the breach to the attention of the relevant key person (by means of telephone communication, confirmed by e-mail). The key person will take steps to avoid further repetition of the breach, confirming by e-mail the remedial action taken, where appropriate. Notwithstanding the foregoing, breach by either party shall subject it to the remedies set forth in the Agreement.

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

                   Attachment C: Professional Services (PS)


This Attachment C refers to provision by the Operator of Business and Technical
     ------------
Consultants to Client outside the scope of the services set forth otherwise in the Agreement and/or its attachments.

7.   Business & Technical Consultancy.

 Business & Technical Consultancy relating to Application Development will be offered either on a Time and Materials basis, or, where there is a known fixed deliverable and the effort can realistically be estimated, on a fixed price basis.

8.   Application Integration

  Application Integration will be charged on a Fixed Time or Time and Material basis where it is necessary to technically evaluate, test and implement additional EDI or flat file extracts built by the Client.

9.   Report Writing

 Report Writing will be performed and implemented within the application using the designated tools.  Client may develop their own reports using their own licensed copy of the Programs.  Operator will advise Client of the version requirements of the report writer.

10.  Exception Messaging

Exception Messaging will be performed using the designated tools Clients will be allowed to develop their own exception messages either using SQL (which will be delivered to Operator for loading into appropriate environment) or using their own licensed copy of the Programs.

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